Exhibit (d)(5)

AMERICAN GENERAL LIFE INSURANCE COMPANY

GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

Continuation Guarantee (CG). This rider provides a CG benefit designed to continue Your insurance coverage if Your Cash Surrender Value is not large enough to cover the Monthly Deductions. The CG does not provide additional policy value or Death Benefit Proceeds. The CG is a reference value used to determine whether or not the CG benefit is in effect.

The CG benefit will remain in effect:

1.	As long as the value of the CG Account (“CG Account Value”) is greater than or equal to zero; and

2.	The Cash Surrender Value is enough to cover any loan interest when due.

The CG Account Value is calculated in a similar manner as the actual policy value, but using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this reference value calculation are guaranteed not to change.

Continuation Guarantee Specified Amount. The CG Specified Amount is used only to determine the CG Account Value. The initial CG Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount. However, Death Benefit Option changes may cause the CG Specified Amount to differ from the Specified Amount of the policy.

Rider Charge. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account Value. The charge will be calculated on each Monthly Deduction Day based on the policy’s Net Amount at Risk. The monthly rate per $1,000 for this rider will be added to the per $1,000 cost of insurance rate for the policy. The monthly rates per $1,000 for the rider will not exceed the guaranteed cost of insurance rates per $1,000 for the policy. We may use a monthly rate for this rider that is lower than the guaranteed rate.

Continuation Guarantee Premium Expense Charge. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. The percentages may vary by duration, are shown in the Table of CG Premium Expense Charge Percentages and cannot be changed.

CG Net Premium. The term CG Net Premium means the premium paid, less the CG Premium Expense Charge.

Continuation Guarantee Monthly Administration Fee. The CG Monthly Administration Fee is shown on the Rider Schedule. This fee will be deducted monthly.

Continuation Guarantee Monthly Expense Charge. The CG Monthly Expense Charge will be deducted from the CG Account Value. Such charge applies to the initial CG Specified Amount and to any increase in the CG Specified Amount. The CG Monthly Expense Charge for the initial CG Specified Amount is shown on the Rider Schedule. The duration of the charge for the

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initial CG Specified Amount and the duration of the charge for any increase in the CG Specified Amount are also shown on the Rider Schedule. The CG Monthly Expense Charge for any increase in the CG Specified Amount will be provided in an endorsement to the policy. Any decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

Continuation Guarantee Cost of Insurance. The CG cost of insurance charge will be deducted monthly from the CG Account Value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the Table of Monthly Continuation Guarantee Cost of Insurance Rates and dividing the result by 1,000.

CG Account Threshold Premium. The CG Account Threshold Premium is shown on the Rider Schedule. (See “Policy Changes”.)

Continuation Guarantee Enhancement. The monthly CG cost of insurance charges and the monthly charges for benefits provided by riders (excluding this rider) will be reduced by the applicable CG Premium Expense Charge Percentage. We refer to this reduction as the Continuation Guarantee Enhancement.

Beginning with the second policy anniversary, and on each policy anniversary thereafter, the policy will be eligible for the Continuation Guarantee Enhancement if A is equal to or greater than B where:

A	Is the sum of premiums paid for the twenty-four policy months immediately preceding the policy anniversary; and

B	Is the lesser of I. and II. where:

I.	Is the CG Account Threshold Premium at the time of calculation multiplied by two; and

II.	Is the sum of the calculation for each of the twenty-four policy months immediately preceding the policy anniversary. The monthly calculation is:

a)	The Specified Amount at the time of calculation, divided by 1,000; multiplied by

b)	The applicable monthly CG cost of insurance rate per $1,000 as shown in the Table of Monthly Continuation Guarantee Cost of Insurance Rates.

If the requirements of the Continuation Guarantee Enhancement are met, the reduction referred to above will be in effect for the entire policy year.

Continuation Guarantee Account Value. The CG Account Value is determined on each Monthly Deduction Day after the Date of Issue by accumulating with interest using the CG Interest Rate and CG Excess Interest Rate, if applicable:

1.	The CG Account Value for the prior month;

2.	Plus CG Net Premiums credited to the CG Account;

3.	Less any partial surrenders paid, any pro-rata surrender charges and any charges for

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partial surrenders deducted from the CG Account;

4.	Less CG Monthly Deductions deducted from the CG Account;

5.	Less loans made since the last Monthly Deduction Day.

If the initial CG Net Premium is received within the 28 day period following the Date of Issue, it will be applied to the CG Account as if it were received on the Date of Issue.

CG Net Premiums received within the 28 day period following any Monthly Deduction Day will be applied to the CG Account as if the premium were received on the Monthly Deduction Day.

External Rollovers Applied to the Continuation Guarantee Account. If the source of any premium applied to the CG Account is Cash Surrender Value applied from a policy issued by another company (External Rollover that qualifies under Section 1035 of the Internal Revenue Code), and it is received on or before the Monthly Deduction Day of the 12th month after the Date of Issue of the policy, it will be applied to the CG Account as if it were received on the Date of Issue of the policy.

Continuation Guarantee Account – CG Monthly Deductions. Each CG Monthly Deduction includes:

1.	The CG cost of insurance; and

2.	The charges for benefits provided by riders (excluding this rider); and

3.	The CG Monthly Administration Fee; and

4.	The CG Monthly Expense Charge, if any.

Continuation Guarantee Death Benefit Amount. The CG Death Benefit Amount described below is used only to determine the CG Account Value.

If You have chosen Option 1, the CG Death Benefit Amount will be the greater of:

1.	The CG Specified Amount on the date of death; and

2.	The CG Account Value plus any outstanding loan amount on the date of death multiplied by the greater of:

a)	The applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.); and

b)	The Minimum Death Benefit Corridor Rate shown on the Rider Schedule.

If You have chosen Option 2, the CG Death Benefit Amount will be the greater of:

1.	The CG Specified Amount plus the greater of: (1) zero; and (2) the sum of the CG Account Value and any outstanding loan amount on the date of death; and

2.	The CG Account Value plus any outstanding loan amount on the date of death multiplied by the greater of:

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a)	The applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.); and

b)	The Minimum Death Benefit Corridor Rate shown on the Rider Schedule.

Continuation Guarantee Net Amount at Risk. The CG Net Amount at Risk equals the CG Death Benefit Amount less the greater of:

1.	Zero; and

2.	The sum of the CG Account Value and any outstanding loan amount:

a.	Before the CG cost of insurance deduction is taken; and

b.	After the applicable charges for benefits provided by other riders, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee are deducted.

Continuation Guarantee Account Threshold Value. The CG Account Threshold Value is a value used to determine the rate of interest applicable to the CG Account Value each policy month.

The CG Account Threshold Value for the first policy month of each policy year will be equal to:

1.	The Specified Amount at time of calculation divided by 1,000; multiplied by

2.	The CG Account Threshold Value Factor shown in the Table of CG Account Threshold Value Factors.

The CG Account Threshold Value for each policy month after the first of each policy year will be equal to A plus B minus C where:

A	Is the CG Account Threshold Value for the month immediately preceding the month being calculated; and

B	Is the interest credited to A (immediately above) for the month, using the applicable CG Interest Rate, compounded daily; and

C	Equals:

I.	The Specified Amount at time of calculation minus A minus B; multiplied by

II.	The monthly CG cost of insurance rate per $1,000 as shown in the Table of Monthly Continuation Guarantee Cost of Insurance Rates; multiplied by

III.	1.00 minus the CG Premium Expense Charge Percentage; divided by

IV.	1,000.

The CG Account Threshold Value will be adjusted on a pro-rata basis for any increase or decrease in Specified Amount.

Continuation Guarantee Interest Rate. The CG Interest Rate for the CG Account is shown in the Table of Continuation Guarantee Interest Rates. This interest rate applies to the portion of

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the CG Account that is less than or equal to the CG Account Threshold Value. Interest will begin to accumulate as of the date the CG Net Premium is credited. Interest is credited monthly to the CG Account Value using the annual effective rate, compounded daily. (See “Policy Changes”.)

Continuation Guarantee Excess Interest Rate. The CG Excess Interest Rate for the CG Account is shown in the Table of Continuation Guarantee Interest Rates. This interest rate applies to the portion of the CG Account that is greater than the CG Account Threshold Value. Interest will begin to accumulate as of the date the CG Net Premium is credited. Interest is credited monthly to the CG Account Value using the annual effective rate, compounded daily. (See “Policy Changes”.)

Partial Surrenders. The gross amount of any partial surrender will be deducted from the CG Account.

Policy Changes. The CG Account Threshold Premium, CG Account Threshold Value, CG charges, CG Interest Rate and CG Excess Interest Rate may change in the event of an increase or decrease in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes. A decrease in the CG Specified Amount will be subject to any applicable pro-rata surrender charges. The CG Account Value will be reduced by such surrender charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

Continuation Guarantee Account – Loans. When a loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to any outstanding loan amount and loan repayments will be applied to the CG Account.

Investment Restrictions. We require that You limit the total amount of Accumulation Value less any outstanding loan amount that You allocate in accordance with established requirements stated in the Prospectus. We also require You to establish and maintain premium allocation instructions that adhere to such requirement. You also must maintain Automatic Rebalancing.

[Dynamic Allocation Fund Allocation. We require that You maintain a certain percentage of Accumulation Value less any outstanding loan amount in the Dynamic Allocation Fund while this rider is in force. We do so by requiring You to establish and maintain premium allocation instructions that adhere to such requirement. You must also maintain Automatic Rebalancing. The minimum Dynamic Allocation Fund allocation requirement is shown on the Rider Schedule.]

Reinstatement. If the policy lapses, this rider may be reinstated at the same time the policy is reinstated if:

1.	The policy and the rider were in force until the date of lapse; and

2.	The policy was not surrendered for its Cash Surrender Value; and

3.	We receive application for reinstatement within 90 days following termination of the policy.

Termination. This rider will terminate if:

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1.	The Owner elects to terminate this rider;

2.	The policy terminates or matures;

3.

Automatic Rebalancing has been discontinued, except when discontinued while there is a 100% allocation of Accumulation Value to the General Account or to an investment option that is not a restricted investment option as identified in the Prospectus; or

4.	Automatic Rebalancing percentages are changed to percentages that are not in accordance with the requirements stated in the Prospectus.

If this rider terminates the policy value may be insufficient to keep the policy in force unless an additional payment is made at that time.

Policy Provisions Applicable. This rider is subject to all the provisions of the policy to which it is attached, except as provided in this rider.

Consideration. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.

President

© American International Group, Inc. All Rights Reserved.

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TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES

PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

POLICY YEAR	RATE	POLICY YEAR	RATE
[1	0.06308	44	1.82290
2	0.06365	45	2.02290
3	0.06423	46	2.22290
4	0.06480	47	2.42290
5	0.06537	48	2.62290
6	0.06595	49	2.82300
7	0.06638	50	3.02300
8	0.06695	51	3.22300
9	0.06752	52	3.60330
10	0.06810	53	3.98350
11	0.06867	54	4.36380
12	0.08716	55	4.74400
13	0.10566	56	5.12430
14	0.12401	57	5.50460
15	0.14250	58	5.88480
16	0.16099	59	6.26510
17	0.17949	60	6.64530
18	0.19798	61	7.02560
19	0.21633	62	7.20730
20	0.23482	63	7.38890
21	0.25332	64	7.57060
22	0.29288	65	7.75220
23	0.33231	66	7.93390
24	0.37188	67	8.11550
25	0.41130	68	8.29720
26	0.45087	69	8.47880
27	0.49043	70	8.66050
28	0.52986	71	8.84210
29	0.56943	72	9.04840
30	0.60885	73	9.21340
31	0.45230	74	9.34540
32	0.52940	75	9.45100
33	0.60640	76	9.87340
34	0.68350	77	9.87340
35	0.76050	78	9.87340
36	0.83760	79	9.87340
37	0.91460	80	9.87340
38	0.99170	81	9.87340
39	1.06870	82	9.87340
40	1.14580	83	9.87340
41	1.22280	84	9.87340
42	1.42280	85	9.87340
43	1.62280	86	9.87340]

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.

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TABLE OF CG ACCOUNT THRESHOLD VALUE FACTORS

PER $1,000 OF SPECIFIED AMOUNT

TABLE OF CG PREMIUM EXPENSE CHARGE PERCENTAGES

Policy Year	For Amounts Less than Or Equal to the CG Target Premium	For Amounts Greater than the CG Target Premium	Policy Year	For Amounts Less than Or Equal to the CG Target Premium	For Amounts Greater than the CG Target Premium

1	50.0%	50.0%	44	57.0%	57.0%
2	50.0%	50.0%	45	58.0%	58.0%
3			46
4			47
5

TABLE OF CONTINUATION GUARANTEE INTEREST RATES

POLICY YEAR	CG INTEREST RATE	CG EXCESS INTEREST RATE	POLICY YEAR	CG INTEREST RATE	CG EXCESS INTEREST RATE

1	6.00%	6.00%	44	xx.xx%	xx.xx%
2			45
3			46
4
5
6

RIDER SCHEDULE

	Monthly Cost	Years Payable

Charges Deducted from Policy Accumulation Value

Rider Charge:	See Policy Page 26	[86]

Charges Deducted from CG Account Value

CG Cost of Insurance:	See Rider Page 7	[86]

CG Monthly Administration Fee:	[$0.00]	[86]

CG Monthly Expense Charge:	[$0.00]

CG Monthly Expense Charge Duration:

First [5] Policy Years and

First [5] Years of an Increase

CG Target Premium: [$1,250.00]

CG Account Threshold Premium: $xxx.xx

Minimum Death Benefit Corridor Rate: [105%]

[Minimum Percentage of Accumulation Value less any outstanding loan amount that must be invested in Dynamic Allocation Fund: [30.00%]]